Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2024 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of ARKO Corp. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of ARKO Corp. on Form S-8 (File No. 333-261642) and on Forms S-3 (File No. 333-252302 and File No. 333-252106).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

February 27, 2024